Exhibit 99.1

Simulations Plus

Integrating Science and Software

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:
Simulations Plus Investor Relations	Hayden IR
Ms. Renee Bouche	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

October 28, 2014

Simulations Plus Announces Quarterly Cash Dividend of $0.05 Per Share

Cash dividend yield of 3.3% to be distributed in November

LANCASTER, CA, October 28, 2014 – Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of simulation and modeling software for pharmaceutical discovery and development, today announced that its board of directors has declared its next ongoing quarterly cash dividend of $0.05 per share to its shareholders. This cash dividend will be distributed on Friday, November 14, 2014, for shareholders of record as of Friday, November 7, 2014.

Mr. John Kneisel, chief financial officer of Simulations Plus, said: “The Company continues to show excellent financial performance. This dividend declaration is a continuation of the Board’s plan to continue its $0.05 per share per quarter dividend distribution. Our consolidated cash as of today is about $6.6 million, consolidated accounts receivable is about $2.3 million, and consolidated accounts payable is about $60,000. This dividend distribution will use about $842,000.”

Walt Woltosz, chairman and chief executive officer of Simulations Plus, added: “The Board of Directors has once again demonstrated that it believes in rewarding our loyal shareholders by returning a portion of our excess cash in the form of dividends. Of course, the board always has the discretion of discontinuing, increasing, or decreasing the dividend in accordance with the cash needs of the business.”

About Simulations Plus, Inc. and Cognigen Corp.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation and modeling software which is licensed to and used in the conduct of drug research by major pharmaceutical, biotechnology, agrochemical, and food industry companies worldwide. Simulations Plus also recently acquired Cognigen Corporation of Buffalo, NY, adding top-quality clinical trial data analysis to our offerings, as well as more than doubling our staff from 30 to 65, adding nearly 50% to revenues, and expecting to increase earnings in the coming fiscal year that began September 1. The Company is headquartered in Southern California and trades on the NASDAQ Capital Market under the symbol “SLP.” Cognigen Corp is located in Buffalo, New York. For more information, visit our Web site at www.simulations-plus.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Words like “believe,” “expect” and “anticipate” mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, our ability to identify and close acquisitions on terms favorable to the Company, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the U.S. Securities and Exchange Commission.

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